Exhibit 10-e
CORRECTED
ADVANTA CORP. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR THE BENEFIT OF DENNIS ALTER
THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR THE BENEFIT OF DENNIS ALTER is adopted effective as of the 11th day of February, 2005, by ADVANTA CORP., a Delaware corporation (hereinafter referred to as the “Company”).
WHEREAS, the Company wishes to adopt this supplemental executive retirement plan (“Plan”) to recognize and reward the services, both past and future, of Dennis Alter, the Company’s Chairman and Chief Executive Officer (hereinafter referred to as the “Participant”), who has served the Company for approximately forty-five (45) years; and
WHEREAS, this Plan is not intended to be a plan meeting the requirements of Section 401(a) of the Code (as hereinafter defined) and is intended to provide benefits solely for the Participant and his beneficiaries; and
WHEREAS, this Plan is intended to be a plan covering a “select group of highly-compensated employees” as that term is used in ERISA (as hereinafter defined); and
WHEREAS, this Plan is intended to be construed in accordance with the provisions of Code Section 409A (as hereinafter defined) in a manner that avoids the application of the rules of “constructive receipt of income” as described therein; and
WHEREAS, this Plan is intended to supplement and not to offset any other benefits to which the Participant may be entitled pursuant to any other plan provided by the Company; and
WHEREAS, this Plan was approved by the Board of Directors of the Company and management of the Company was directed to implement this Plan in accordance with the approval of the Board;
NOW, THEREFORE, this Plan is hereby adopted, effective as of this date as follows:
ARTICLE I
PARTICIPATION
1.1 Participation: The only employee of the Company who shall be eligible to participate, and shall be a Participant, in this Plan is Dennis Alter. This limited participation is intended to be consistent with the status of this Plan as a Top Hat Plan.

ARTICLE II
REQUIREMENTS FOR RETIREMENT BENEFITS
2.1 Normal Retirement: The Participant’s Normal Retirement Date shall be August 16, 2012. The Participant’s Normal Retirement Pension shall be fully accrued, vested and nonforfeitable upon attainment of his Normal Retirement Age on his Normal Retirement Date, and he shall be entitled to the Normal Retirement Pension if his employment with the Company is terminated on or after his Normal Retirement Date.
2.2 Disability: If the Participant becomes Disabled prior to his Normal Retirement Date, the Participant’s Disability Pension shall be fully accrued, vested and nonforfeitable on the date on which he becomes Disabled and the Participant shall be entitled to the Disability Pension.
2.3 Death: If the Participant dies at any time, whether before or after having attained his Normal Retirement Age, the Survivor’s Pension shall be fully accrued, vested and nonforfeitable on the date of the Participant’s death and the Participant’s Eligible Spouse, if any, shall be entitled to the Survivor’s Pension.
2.4 Change in Control: If a Change in Control occurs before the Participant attains his Normal Retirement Age, the Participant’s Change in Control Pension shall be fully accrued, vested and nonforfeitable on the date upon which the Change in Control occurs and the Participant shall be entitled to the Change in Control Pension.
2.5 Retirement Prior to Normal Retirement Date: If the Participant terminates his employment with the Company prior to his Normal Retirement Date for any reason other than his death, Disability or a Change in Control (the date of such termination of employed being the “Early Retirement Date”), he shall be entitled to the Early Retirement Pension. The Participant’s right to the Early Retirement Pension shall be fully vested at all times, shall accrue for each Month of Service from and after the Effective Date, and shall be nonforfeitable upon the occurrence of an Early Retirement Date.
2.6 Termination of Employment for Cause: Notwithstanding any other provision of this Article II or Article III to the contrary, if the Participant’s employment with the Company is terminated For Cause at any time before the earliest to occur of Participant’s Normal Retirement Date, death or Disability or the occurrence of a Change in Control or an Early Retirement Date, the Participant shall forfeit all benefits accrued hereunder and shall thereafter be entitled to no benefits from this Plan.
2.7 Termination of Employment Without Cause: If the Participant’s employment with the Company is terminated by the Company at any time prior to his Normal Retirement Date for any reason other than a termination of his employment for Cause, the Participant’s Normal Retirement Pension shall be fully accrued, vested and nonforfeitable on the date of such termination without Cause, the date of such termination without

Cause shall be deemed to be his Normal Retirement Date and the Participant shall be entitled to the Normal Retirement Pension.
ARTICLE III
AMOUNT OF RETIREMENT BENEFIT
3.1 Normal Retirement Pension: The Participant shall be entitled to receive the Normal Retirement Pension commencing on his Normal Retirement Date, which Normal Retirement Pension is the annual amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) payable on the first business day of each calendar month in advance in equal monthly installments (subject to applicable income and payroll tax withholdings) of Fifty-Two Thousand Eighty-Three and Thirty-Three Hundredths Dollars ($52,083.33) each for the Participant’s life, provided however that the first monthly installment shall include an additional prorated amount attributable to the period from his Normal Retirement Date through the first day of the following calendar month.
In the event that the Participant continues in the employment of the Company beyond his Normal Retirement Date, the Participant’s Normal Retirement Pension shall commence and be payable to Participant without regard to his continued employment but his continued employment shall not increase the amount of Participant’s Normal Retirement Pension.
3.2 Disability Pension: The Participant shall be entitled to receive the Disability Pension on the date on which he becomes Disabled, which Disability Pension is the annual amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) and shall be payable on the first business day of each calendar month in advance in equal monthly installments (subject to applicable income and payroll tax withholdings) of Fifty-Two Thousand Eighty-Three and Thirty-Three Hundredths Dollars ($52,083.33) each for the Participant’s life, provided however that the first monthly installment shall include an additional prorated amount attributable to the period from the date on which the Participant becomes Disabled through the first day of the following calendar month. For purposes of the Disability Pension, the Participant shall be deemed to have attained his Normal Retirement Age on the date on which he becomes Disabled, and such Disability date shall be deemed to be the Participant’s Normal Retirement Date.
In the event the Participant’s Disability constitutes a “disability” as that term is defined for the purposes of Section 409A, then Participant’s Disability Pension shall commence on the date he becomes Disabled, as set forth in the foregoing paragraph. In the event the Participant’s Disability does not constitute a “disability” as that term is defined for the purposes of Section 409A, Participant’s Disability Pension shall not be paid until after the expiration of any waiting period required under Section 409A, as determined by Tax Counsel, but the first payment shall include any payments which would otherwise be payable hereunder but for such required waiting period, plus interest at the Applicable Federal Short-Term Rate as determined under Code Section 1274(d)(1).

3.3 Survivor’s Pension: The Eligible Spouse, if any, shall be entitled to receive the Survivor’s Pension upon the death of the Participant, whether such death is before or after the Participant has attained Normal Retirement Age, which Survivor’s Pension is the annual amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) and shall be payable on the first business day of each calendar month in advance in equal monthly installments (subject to applicable income and payroll tax withholdings) of Fifty-Two Thousand Eighty-Three and Thirty-Three Hundredths Dollars ($52,083.33) each for the Eligible Spouse’s life, provided however that the first monthly installment shall include an additional prorated amount attributable to the period from the date of the Participant’s death through the first day of the following calendar month. After the death of the Eligible Spouse, no further payments of the Survivor’s Pension shall be due. For purposes of the Survivor’s Pension, the Participant shall be deemed to have attained his Normal Retirement Age on the day before his date of death, and such date of death shall be deemed to be the Participant’s Normal Retirement Date.
Notwithstanding the foregoing, (a) in the event that the Participant dies after the occurrence of an Early Retirement Date, when Participant is eligible for the Early Retirement Pension, the amount of the Survivor’s Pension shall be the same as the amount of the Participant’s Early Retirement Pension and (b) in the event that the Participant dies after the occurrence of a Change in Control, when Participant is eligible for the Change in Control Pension, the amount of the Survivor’s Pension shall be the same as the amount of the Participant’s Change in Control Pension, which includes both the Change in Control Monthly Regular Pension and the Excise Tax Gross Up Payment.
3.4 Change in Control Pension: The Participant shall be entitled to receive the Change in Control Pension upon the occurrence of a Change in Control. The Change in Control Pension shall have two components: The “Change in Control Monthly Regular Pension” and the “Excise Tax Gross Up Payment” as follows:
(a) Change in Control Monthly Regular Pension: The Change in Control Monthly Regular Pension is the annual amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) and shall be payable on the first business day of each calendar month in advance in equal monthly installments (subject to applicable income and payroll tax withholdings) of Fifty-Two Thousand Eighty-Three and Thirty-Three Hundredths Dollars ($52,083.33) each for the Participant’s life, provided however that the first monthly installment shall include an additional prorated amount attributable to the period from the date on which the Change in Control occurs through the first day of the following calendar month. For purposes of the Change in Control Monthly Regular Pension, the Participant shall be deemed to have attained his Normal Retirement Age on the day on which the Change in Control occurs, and such Change in Control date shall be deemed to be the Participant’s Normal Retirement Date.
(b) The Excise Tax Gross Up Payment: The amount of the Participant’s Excise Tax Gross Up Payment shall be fully accrued on the date on which the Change in Control occurs and shall be computed and paid in accordance with the provisions of Appendix A to this Plan.

3.5 Early Retirement Pension: The amount of the Participant’s Early Retirement Pension shall be determined by multiplying Six Hundred Twenty-Five Thousand Dollars ($625,000) by a fraction, the numerator of which is the number of Months of Service credited to the Participant from the Effective Date through the Early Retirement Date, and the denominator of which is ninety (90) months. The amount thus determined shall be payable on the first business day of each calendar month in advance in equal monthly installments (and subject to applicable income and payroll tax withholdings) for the Participant’s life, provided however that the first monthly payment shall include an additional prorated amount attributable to the period from the Early Retirement Date through the first day of the following calendar month.
3.6 Payment of Interest: Any payment made by or on behalf of the Company to the Participant or the Participant’s Eligible Spouse which is paid more than ten (10) days after the date on which such payment was to be paid shall accrue interest at Two Hundred Percent (200%) of the Applicable Federal Short-term Rate as determined under Code Section 1274(d)(1).
ARTICLE IV
PLAN FINANCING
4.1 Retirement Fund: The Company has not established, and does not intend to establish, a trust fund or other vehicle to provide for the advanced funding of the benefits promised in this Plan. All benefits paid pursuant to this Plan shall be paid from the general assets of the Company, and until such amount is actually paid, the Participant, the Participant’s Eligible Spouse and the Participant’s estate shall only have the status of general creditor of the Company.
Notwithstanding the foregoing, nothing in this Plan shall preclude the Company from establishing one or more trusts or purchasing one or more insurance policies to assist the Company in financing the costs of the Plan benefits. The Participant and the Participant’s Eligible Spouse agree, should the Employer determine to purchase one or more life insurance policies to provide for the funding of the benefits contemplated in the Plan or should such policy or policies be acquired to mitigate the Company’s risk under this Plan, that they shall cooperate fully in the underwriting process for such policy or policies.
4.2 Contributions: Only the Company shall be responsible for making contributions to fund the benefits provided by this Plan.

ARTICLE V
MISCELLANEOUS
5.1 Rights of the Participant: Participating in this Plan shall not give the Participant any right to be retained in the service of the Company or any right or claim to any benefits hereunder unless such benefits have accrued under the terms and provisions of this Plan.
5.2 Nonalienation of Benefits: Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; provided that a Participant may assign the right to receive such amounts to trusts or limited partnerships established for the benefit of the Participant’s spouse or children or the Eligible Spouse’s children. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. The benefits payable under this Plan shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.
5.3 Construction: It is intended that this Plan shall be construed as a nonqualified Plan under Code Section 401(a) and is intended to be a Top Hat Plan covering a “select group of highly-compensated employees” as that term is used in ERISA and is unfunded and unsecured in every way. It is also intended that this Plan shall be construed in accordance with the provisions of Code Section 409A(a)(1) in a manner that avoids the application of the rules of “constructive receipt of income” as described therein. Further, as and when determined by Tax Counsel, to the extent necessary to comply with the requirements of Section 409A, any benefits payable hereunder may be paid at a time and in a manner, as determined by Tax Counsel, which may be other than as expressly required hereunder.
5.4 Invalid Provisions: If any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
5.5 Successors: The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and this Plan shall be assumed by and the obligations hereunder shall become the obligations of any successor to the business and/or assets of the Company, whether by operation of law or otherwise. The term “successor” for this purpose shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company.
5.6 Governing Law: To the extent not preempted by federal law, this Plan and any and all disputes relating thereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of law thereof.
ARTICLE VI
AMENDMENT OR TERMINATION OF PLAN
6.1 Amendment: This Plan shall not be amended without the express written consent of the Participant, or, if the Participant has died, the Participant’s Eligible Spouse, if any.
6.2 Termination: This Plan shall remain in full force and effect and shall not terminate unless and until the earliest to occur of (i) the death of the second to die of the Participant or the Participant’s Eligible Spouse; (ii) the forfeiture by the Participant of all accrued benefits under this Plan pursuant to the express provisions of Section 3.6 above; or (iii) the express written agreement of both the Participant and the Participant’s Eligible Spouse, if any consenting to the termination of this Plan.
6.3 Role of PBGC: This Plan and the benefits provided hereunder are not insured in any way by the Pension Benefit Guaranty Corporation (“PBGC”) under Title IV of ERISA.
ARTICLE VII
DEFINITIONS
7.1 Definitions: Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:
(a) Cause and For Cause: While employed by the Company (1) the commission of any willful act of dishonesty, fraud, theft, misappropriation, or embezzlement by the Participant in the course of his duties to the Company, which willful act is materially injurious to the interests of the Company; or (2) the entering by the Participant of a plea of guilty to, or the final non-appealable conviction of the Participant by a Court of competent jurisdiction of, a crime of dishonesty constituting a felony, which was committed in the course of his duties to the Company and is materially injurious to the interests of the Company. For purposes of this definition of Cause and For Cause, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his action or omission was in or not opposed to the best interests of the Company.

(b) Change in Control: A Change in Control shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its Board of Directors, if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s Class A Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation’s voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders’ ownership of Class A Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of or have voting control over shares of Common Stock of the Company possessing more than twenty-five percent (25%) of the aggregate voting power of the Company’s Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty-five percent (25%) of the outstanding shares of the Company’s Class A Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two (2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
(c) Change in Control Pension: The Change in Control Pension is the Pension to which the Participant is entitled under the provisions of Section 3.4 above.
(d) Code: The Internal Revenue Code of 1986, as amended from time to time.
(e) Company: Advanta Corp., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns.
(f) Disabled and Disability: A physical or mental condition that results in the Participant being unable to perform the normal duties of his position within the Company, which condition is expected to last for more than six (6) months.
(g) Disability Pension: The Disability Pension is the Pension to which the Participant is entitled under the provisions of Section 3.2 above.

(h) Early Retirement Date: The Early Retirement Date is the date defined in Section 2.5 above.
(i) Early Retirement Pension: The Early Retirement Pension is the Pension to which the Participant is entitled under the provisions of Section 3.5 above.
(j) Effective Date: The effective date of this Plan is February 11, 2005.
(k) Eligible Spouse: The wife to whom the Participant was married at the time of the Participant’s death.
(l) Excise Tax Gross Up Payment: The Excise Tax Gross Up Payment is the payment to which the Participant is entitled under the provisions of Section 3.4 above.
(m) ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor act thereto.
(n) Hour of Service: Each hour for which the Participant is directly or indirectly paid, or entitled to payment, by the Company for the performance of duties (such hours to be credited for the computation period in which the duties were performed), each hour for which back pay, irrespective of mitigation of damages, has either been awarded or agreed to by the Company (such hours to be credited for the computation period to which the award or agreement pertains), and each hour for which the Participant is directly or indirectly paid, or entitled to payment, by the Company for reasons (such as vacation, sickness, disability, holidays, paid layoff, jury duty, military duty, and similar paid periods of nonworking time during an authorized leave of absence) other than the performance of duties (such time to be credited for the computation period in which such payment is made or becomes due).
(o) Month of Service: The computation period of one (1) calendar month during which the Participant is credited with at least one (1) Hour of Service.
(p) Normal Retirement Age: The Participant’s seventieth (70th) birthday, which is August 16, 2012.
(q) Normal Retirement Pension: The Normal Retirement Pension is the Pension that the Participant is entitled to under Section 3.1 above.
(r) Participant: Dennis Alter.
(s) Pension: A series of monthly amounts which are payable to a person who is entitled to receive benefits under this Plan.

(t) Plan: The Advanta Corp. Supplemental Executive Retirement Plan for the Benefit of Dennis Alter set forth herein, as amended from time to time in accordance with the terms hereof.
(u) Plan Year: The 12-month period commencing on February 1 and ending January 31 except that the initial Plan Year shall be the period commencing on February 11, 2005 and ending on January 31, 2006.
(v) Section 409A: Section 409A of the Code and all applicable regulations and/or other guidance issued by the Internal Revenue Service or the Treasury Department pursuant to or interpreting Section 409A, as in effect from time to time.
(w) Survivor’s Pension: The Survivor’s Pension is the Pension to which the Participant’s Eligible Spouse, if any, is entitled under the provisions of Section 3.3 above.
(x) Tax Counsel: Tax Counsel is the Company’s tax counsel as defined in Appendix A.
(y) Top Hat Plan: This Plan is intended to be a Top Hat Plan, which is a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to the Participant who falls within a select group of “management or highly compensated employees” within the meaning of Section 201, 301 and 401 of ERISA.
7.2 Additional Construction: The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire plan, not to any particular provision or Section.
IN WITNESS WHEREOF, the Company, by action of its Board of Directors, has caused this Plan to be executed as of the day and year first above written.

ADVANTA CORP.
By:	/s/ Elizabeth H. Mai
Senior Vice President

APPENDIX A
EXCISE TAX GROSS UP PROCEDURE
     (a) In the event that the Participant or the Eligible Spouse (if any) is or will be subject to the tax imposed by Code Section 4999, together with any interest or penalties with respect thereto (collectively, the “Excise Tax”), with respect to any Company Payments (as defined below), the Company shall pay to or for the benefit of the Participant or the Eligible Spouse (if any) at the time specified in subsection (c) below an additional amount (the “Excise Tax Gross Up Payment”) such that the net amount retained by the Participant or the Eligible Spouse (if any), after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and/or local income or payroll tax upon the Excise Tax Gross Up Payment, but before deduction for any federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. For purposes of calculating the Excise Tax Gross Up Payment, the Participant or the Eligible Spouse (if any) shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the Excise Tax Gross Up Payment is to be made.
     (b) Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations as to whether an Excise Tax Gross Up Payment is required and the amount of Excise Tax Gross Up Payment and the assumptions to be used in arriving at the determination shall be made by the Company’s tax counsel, appointed prior to any change in ownership (as defined under Code Section 280G(b)(2))(the “Tax Counsel”) in accordance with the principles of Section 280G of the Code. All fees and expenses of the Tax Counsel will be borne by the Company. Subject to any determinations made by the IRS, determinations of the Tax Counsel under this Appendix A of the Plan with respect to (i) the initial amount of any Excise Tax Gross Up Payment and (ii) any subsequent adjustment of such payment shall be binding on the Company and the Participant or the Eligible Spouse (if any).
     (c) The Excise Tax Gross Up Payment calculated pursuant to subsection (b) shall be paid no later than the thirtieth (30th) day following an event occurring which subjects the Participant or the Eligible Spouse (if any) to the Excise Tax; provided, however, that if the amount of Excise Tax Gross Up Payment or portion thereof cannot be reasonably determined by Tax Counsel on or before such day, the Company shall pay to the Participant or the Eligible Spouse (if any) the amount of the Excise Tax Gross Up Payment no later than ten (10) days following the determination of the Excise Tax Gross Up Payment by the Tax Counsel. Notwithstanding the foregoing, the Excise Tax Gross Up Payment shall be paid to or for the benefit of the Participant or the Eligible Spouse (if any) no later than fifteen (15) business days prior to the date by which the Participant or the Eligible Spouse (if any) is required to pay the Excise Tax or any portion of the Excise Tax Gross Up Payment to any federal, state or local taxing authority, without regard to extensions.

     (d) In the event that the Excise Tax is subsequently determined by the Tax Counsel to be less than the amount taken into account hereunder at the time the Excise Tax Gross Up Payment is made, the Participant or the Eligible Spouse (if any) shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Excise Tax Gross Up Payment attributable to such reduction (plus the portion of the Excise Tax Gross Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Excise Tax Gross Up Payment being repaid by the Participant or the Eligible Spouse (if any) if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Code Section 1274(d)(1). Notwithstanding the foregoing, in the event any portion of the Excise Tax Gross Up Payment to be refunded to the Company has been paid to any federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Participant or the Eligible Spouse (if any), and interest payable to the Company shall not exceed the interest received or credited to the Participant or the Eligible Spouse (if any) by such tax authority for the period it held such portion. The Participant or the Eligible Spouse (if any) and the Company shall cooperate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if the Participant’s or the Eligible Spouse’s claim for refund or credit is denied.
     (e) In the event that the Excise Tax is later determined by the Tax Counsel or the IRS to exceed the amount taken into account hereunder at the time the Excise Tax Gross Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Gross Up Payment), the Company shall make an additional Excise Tax Gross Up Payment to or for the benefit of the Participant or the Eligible Spouse (if any) in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.
     (f) In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, the Participant or the Eligible Spouse (if any) shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Participant or the Eligible Spouse (if any). In the event issues are interrelated, the Participant or the Eligible Spouse (if any) and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Participant or the Eligible Spouse (if any) shall permit the representative of the Company to accompany the Participant or Eligible Spouse (if any), and either of them and their representative shall cooperate with the Company and its representative.
     (g) The Company shall be responsible for all charges of the Tax Counsel.

     (h) The Company and the Participant or the Eligible Spouse (if any) shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.
     (i) “Company Payments” are payments and/or benefits under or in connection with the Advanta Corp. Supplemental Executive Retirement Plan for the Benefit of Dennis Alter (the “SERP”), without regard to whether such payments and/or benefits (i) are made in connection with a Change in Control (as defined in the SERP), (ii) are made by the Company, any person whose actions result in a change of ownership or effective control of the Company within the meaning of Code Section 280G(b)(2), or any affiliate of the Company or such other person, or (iii) are made in accordance with the terms of the SERP or in settlement or compromise of any of the Participant’s or Eligible Spouse’s rights under the SERP.
     (j) In the event the Participant or the Eligible Spouse (if any) is subject to Excise Tax on payments or benefits other than “Company Payments” as defined herein (“Non-Covered Payments”), for purposes of subsection (a) the Excise Tax attributable to the Company Payments shall be calculated as if no portion of Participant’s or Eligible Spouse’s “base amount” (as determined under Code Section 280G(b)(3)(A)) were allocated to Company Payments under Code Section 280G(b)(3)(B), notwithstanding anything in Code Section 280G(b)(3)(B) or rulings and regulations thereunder to the contrary, except for the excess, if any, of such base amount over the amount of Non-Covered Payments subject to the Excise Tax (before any allocation of the base amount to Non-Covered Payments). In such event, for purposes of subsection (c), a gross up event shall include the incurrence of liability for Excise Tax with respect to Non-Covered Payments if and to the extent that the Excise Tax with respect to such Non-Covered Payments is increased on account of allocation of any portion of the base amount to actual or projected Company Payments pursuant to Code Section 280G(b)(3)(B).